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                                                                   EXHIBIT 10.14

                           PRINCETON VIDEO IMAGE, INC.
                                15 PRINCESS ROAD
                         LAWRENCEVILLE, NEW JERSEY 08648

                                  April 4, 2003

PVI Holding, LLC
c/o Cablevision Systems Corporation
1111 Stewart Avenue

Bethpage, New York 11714
Attn: General Counsel

         Re: Stock and Warrant Purchase Agreement, dated as of February 4, 2001, by and between Princeton Video Image, Inc. and PVI Holding, LLC, as amended by letter agreement, dated as of July 23, 2001 (collectively, the "Agreement").

Dear Sir or Madam:

         This will confirm the agreement between Princeton Video Image, Inc. and PVI Holding, LLC regarding the above referenced Agreement.

         Section 7 of the Agreement is hereby amended to read in its entirety as follows:

                  7. Negative Covenants of the Company. For so long as the Purchaser, together with its affiliates, continues to hold at least 75% of the Original Investment, the Company hereby covenants and agrees not to take any of the following actions without the prior written consent of the Purchaser:

                           (a) the consolidation with or merger with or into, or conveyance, transfer or lease of all or substantially all of the Company's or any of its Subsidiaries' assets to, any person;

                           (b)      (intentionally omitted);

                           (c)      (intentionally omitted);

                           (d)      (intentionally omitted);

                           (e) any transactions with officers or directors (other than pursuant to existing employment or stock option agreements otherwise approved by the Company's Board in the ordinary course of business consistent with the Company's past practice), any entity, shareholder or affiliate which beneficially owns 5% or more of the Company's

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                  outstanding shares other than on an arm's-length basis for fair market value as determined by the Company's Board in good faith;

                           (f) entering into any contract, arrangement or understanding involving the Company or any of its Subsidiaries with respect to any intellectual property, product or business of the Company or any of its Subsidiaries, which would have the effect, by virtue of an exclusivity or non-compete or similar clause, of preventing the Company or any of its Subsidiaries from granting the Purchaser or any of its affiliates (including National Sports Partners or its affiliate which operates the national "Fox Sports Net") the benefit of the intellectual property, products or businesses of the Company or any of its Subsidiaries in the future during the term of such contract, arrangement or understanding or preventing the Purchaser or any of its affiliates from acting as a retailer of any products of the Company or any of its subsidiaries; provided that (A) the Company does not require the prior written consent of the Purchaser for any such grant by the Company of exclusive rights for a period of no more than 6 months and (B) the Purchaser agrees not to unreasonably delay any response relating to a request for its prior written consent made under this subsection;

                           (g)      (intentionally omitted);

                           (h)      (intentionally omitted);

                           (i) any voluntary bankruptcy, liquidation or dissolution of the Company or any of its Subsidiaries; and

                           (j)      (intentionally omitted).

         The authorized signatures below will confirm the amendment to Section 7 of the Agreement as set forth above. Your attention to this matter is greatly appreciated.

                                         Sincerely,

                                         /s/ James Green

                                         James Green
                                         President and Chief Operating Officer

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ACCEPTED AND AGREED TO:

PVI Holding, LLC:

By: /s/ Wilt Hildenbrand
    ----------------------------------
Name: Wilt Hildenbrand
Title: EVP Technology
Date: 4/4/03

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